PotlatchDeltic

PotlatchDeltic Corporation
601 West First Avenue, Suite 1600 | Spokane, WA 99201

PotlatchDeltic.com

News Release

For immediate release

Contact:	(INVESTORS)	(MEDIA)
	Jerry Richards	maRK bENSON
	509-835-1521	509-835-1513

PotlatchDeltic Announces Estimated Number of Shares

for Stock Portion of the Special Dividend

SPOKANE, Washington,  November 14, 2018 (GLOBE NEWSWIRE) – PotlatchDeltic Corporation (NASDAQ: PCH) today announced that it will distribute approximately 4.8 million shares to pay the stock portion of its special dividend.

This distribution is based on the volume weighted average price for PotlatchDeltic common stock over the period from November 12 through November 14 of $36.88.

The special dividend is payable to shareholders of record as of September 27 in connection with the distribution of the accumulated earnings and profits of Deltic Timber Corporation as of February 20, 2018, the date Deltic merged into a wholly-owned subsidiary of the company.

After paying the dividend, the company will have approximately 67.5 million common shares outstanding.

PotlatchDeltic expects to pay the special dividend on November 15, 2018.

About PotlatchDeltic

PotlatchDeltic Corporation (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns nearly 2 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a medium density fiberboard plant, a residential and commercial real estate development business and a rural timberland land sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources.   More information can be found at www.potlatchdeltic.com.

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